Pricing Supplement No. 45  Dated June 20, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Zero Coupon Notes)


Principal Amount: $800,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AK4

Trade Date: June 20, 1997

Settlement Date: July 1, 1997

Maturity Date: July 1, 2027

Price to Public (Issue Price): 9.644%

Net Proceeds to Issuer: $75,152,000

Interest Rate (per annum): 0%

Interest Payment Date(s): Accrued Original Issue Discount will be paid upon maturity or upon the redemption of the Notes, such redemption being at the option of the Issuer.

Record Date(s):     (   )  March 1 and September 1 of each year
                     (X)  Other: June 15 of each year.

Day Count Basis:       (X)  30/360
                      (   )  Actual

Form:     ( X)   Book-Entry Note (DTC)
         (    )   Certificated Note

Redemption:
(    )  The Notes may not be redeemed prior to stated maturity.
( X) The Notes may not be redeemed prior to July 1, 2007. Thereafter, they may be redeemed at the option of the Issuer upon at least 20 calendar days notice, in whole but not in part, on each July 1 beginning July 1, 2007 at a redemption price equal to the principal amount of the Notes multiplied by the Call Percentage relating to such Optional Redemption dates set forth below:

  Optional            Call
 Redemption        Percentage
    Date
July 1--2007         21.030%
July 1--2008         22.735%
July 1--2009         24.579%
July 1--2010         26.572%
July 1--2011         28.726%
July 1--2012         31.055%
July 1--2013         33.573%
July 1--2014         36.295%
July 1--2015         39.238%
July 1--2016         42.419%
July 1--2017         45.859%
July 1--2018         49.577%
July 1--2019         53.597%
July 1--2020         57.942%
July 1--2021         62.640%
July 1--2022         67.719%
July 1--2023         73.210%
July 1--2024         79.146%
July 1--2025         85.563%
July 1--2026         92.500%

Any repayment of the principal hereof may be made with the prior written approval of the appropriate federal and state banking regulatory agencies.

Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

The Notes are subordinate in right of payment to Senior Indebtedness and, in certain circumstances relating to the bankruptcy or insolvency of the Company, to Derivative Obligations of the Company. At March 31, 1997 the amount of indebtedness constituting Senior Indebtedness was approximately $7.5 billion and the amount of Derivative Obligations was immaterial.

Original Issue Discount:  $722,848,000

Yield to Maturity:  7.950%  semi-annual
Interest Accrual Date:  July 1, 1997
Initial Accrual Period OID: $3,066,814.00

Amortization Schedule: N/A

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:
     The Company, will sell the Notes to J.P. Morgan Securities Inc. ("JPMSI") at a price of 9.394% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.